EXHIBIT 99.1
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            Magnus International Resources Inc. Appoints New Director
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11 February 2005 - Vancouver,  British Columbia - Magnus International Resources
Inc. ("Magnus") (NASD OTC-BB: "MGNU") announces that it has appointed a new director, Mr. Steven Tan (Sek Toh Tan).

Mr. Tan is a professional engineer who received his mechanical engineering certification from Loughborough University (Midlands, United Kingdom) in 1960 and a D.I.C. degree from the Imperial College of Science and Technology in London in 1961. In 1964, Mr. Tan founded Setron, a company that he would turn into the largest television and electronic equipment manufacturer in South East Asia, and which listed on the Singapore Stock Exchange. Mr. Tan eventually sold Setron to Hobart International in 1980. Also in 1980, the Republic of Singapore acknowledged Mr. Tan's contributions to his country by presenting him with a lifetime contribution Public Service Medal (P.B.M.). In 1981, Mr. Tan relocated to Vancouver, Canada, where he has resided since. Mr. Tan has extensive experience serving on the Boards of both public and private companies, but has not served on the Board of a public company in the last 5 years.

The Magnus Board of Directors is very pleased to obtain the services of Mr. Tan. Along with bringing a proven track record of success in business, finance and management, it is anticipated that Mr. Tan will open additional networking channels for Magnus in both North America and Asia.

In addition, the Magnus Board of Directors has accepted resignations from two directors, Mr. Raymond Turner and Mr. Mark Demmons. The Company would like to thank them for their past services and in light of the company's focus in the mining sector, Mr. Demmons' and Mr. Turner's services are no longer required by the Company.

Finally, the Magnus Board has appointed one of its existing directors, Mr. Peter Smith, to the position of Vice President of Corporate Affairs.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.
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If you would like to receive  regular  updates on Magnus  please send your email request to info@magnusresources.com.
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Contact:  Investor Relations at (888) 888-1494 or 1 604 694-1432 from outside of
North America or info@magnusresources.com.
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This news release may include  forward-looking  statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with
respect  to  achieving  corporate  objectives,   developing  additional  project
interests Magnus' analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.